EXHIBIT 4.06

                                 INTERLAND, INC.



                                  July 11, 2002



Mr. Bryan Heitman
6338 N. Camden Avenue, Apt. 1
Kansas City, MO  64151

Mr. Gabriel Murphy
9228 N. Harrison
Kansas City, MO  64155

     Re:  Amendment No. 2 to Stock Rights Agreement

Gentlemen:

     I am writing to confirm our agreement amending the Stock Rights Agreement by and among Interland, Inc., Bryan Heitman and Gabriel Murphy dated as of February 8, 2002, as amended March 28, 2002 (the "Stock Rights Agreement"). Our agreement is to amend Section 3(d) of the Stock Rights Agreement as follows:

     1. Section 3(d) of the Stock Rights Agreement is deleted and the following is substituted in lieu thereof, effective immediately:

          (d) On the first month anniversary of the Effective Time, and on each monthly anniversary thereafter for the next 10 months, there shall be released from the restrictions of Section 3(a), automatically and without any action on the part of any party hereto, an amount of Common Stock equal to 8.3% of the Common Stock issued to such Stockholder pursuant to the Merger Agreement as of the Effective Time, and on the twelfth monthly anniversary thereafter, all Common Stock not previously released hereunder shall be released; provided that in the event the employment of such Shareholder with the Company ceases for any or no reason (including, without limitation, voluntarily or involuntarily, with or without cause or by resignation, death, disability or otherwise) then the applicable per month percentage for releasing the restrictions of Section 3(a) shall be 16.6% instead of 8.3%. All Common Stock released from the restrictions of Section 3(a) shall be released for all time and all purposes, notwithstanding any

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                                   July 11, 2002
                                                                          Page 2


          previous or subsequent circumstance, event, sale, transfer or disposition including without limitation the exercise of the Put Option Agreement or the purchase and sale by Interland of an aggregate of 781,250 shares of Common Stock from the Shareholders as of July 11, 2002. Mr. Murphy covenants and agrees to use 50% of the proceeds (net of reasonable provisions for federal, state and local taxes and of brokers' fees) of the sale of his Registrable Securities to reduce his obligations under the Promissory Notes (described in Section 3(c)), except that no payment shall be made in respect of the 468,750 shares sold by Mr. Murphy to Interland as of July 11, 2002.

     2. Interland, Inc. shall continue to use its best efforts to cause the Registration Statement to be declared effective by the SEC. If the Registration Statement has not been declared effective by September 15, 2002, then:

          (i) Interland, Inc. will reimburse Mr. Heitman and Mr. Murphy for $15,000 in legal fees;

          (ii) for the period from September 1, 2002, until the Registration Statement is declared effective, Interland, Inc. shall forgive any interest that would have otherwise accrued under both the $2,000,000 Non-recourse Promissory Note and the $735,000 Promissory Note executed by Mr. Murphy on February 8, 2002 in favor of Interland, Inc.; and

          (iii) Section 3(d) of the Stock Rights Agreement, as amended by the foregoing paragraph 1, shall be deleted and the following inserted in lieu thereof:

          "(d) On the first month anniversary of the Effective Time, and on each monthly anniversary thereafter for the next 10 months, there shall be released from the restrictions of Section 3(a), automatically and without any action on the part of any party hereto, an amount of Common Stock equal to 10% of the Common Stock issued to such Shareholder pursuant to the Merger Agreement as of the Effective Time, and on the tenth month anniversary of the Effective Time, all Common Stock not previously released hereunder shall be released; provided that in the event the employment of such Shareholder with the Company ceases for any or no reason (including, without limitation, voluntarily or involuntarily, with or without cause or by resignation, death, disability or otherwise) then the applicable per month percentage for releasing the restrictions of Section 3(a) shall be 20% instead of 10%. All Common Stock released from the restrictions of

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                                   July 11, 2002
                                                                          Page 3


          Section 3(a) shall be released for all time and all purposes, notwithstanding any previous or subsequent circumstance, event, sale, transfer or disposition including without limitation the exercise of the Put Option Agreement or the purchase and sale by Interland of an aggregate of 781,250 shares of Common Stock from the Shareholders as of July 11, 2002. Mr. Murphy covenants and agrees to use 50% of the proceeds (net of reasonable provisions for federal, state and local taxes and of brokers' fees) of the sale of his Registrable Securities to reduce his obligations under the Promissory Notes (described in Section 3(d)), except that no payment shall be made in respect of the 468,750 shares sold by Mr. Murphy to Interland as of July 11, 2002."

It is understood and agreed that the remedies provided to Mr. Heitman and Mr. Murphy in subparagraphs (i)-(iii) above shall not in any way reduce or impair Interland's obligation to continue to diligently pursue effective registration of the shares of Common Stock held by Mr. Heitman and Mr. Murphy.

     3. Except as expressly amended hereby, the Stock Rights Agreement and all of its provisions shall remain in full force and effect. The Stock Rights Agreement (together with this Amendment No. 2) contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof.

     4. This Amendment No. 2 is effective on and as of July 11, 2002 (the date upon which the parties reached agreement), even though the individual parties may have signed this Agreement No. 2 after such date when their agreement was documented.

     5. In connection with shares of Common Stock held by Mr. Heitman or Mr. Murphy that are free from the restrictions contained in Section 3(a) of the Stock Rights Agreement, and to enable Mr. Heitman and Mr. Murphy to sell such shares, Interland, Inc., within two business days after receipt of a request therefor, shall (i) instruct its transfer agent to remove restrictive legends from such shares of Common Stock, and (ii) undertake any other action necessary to effectuate the removal of such restrictive legends. The request for removal of the restrictive legends shall be in either the form to be provided to them by Interland, Inc. within 10 business days after the date of execution of this Amendment, or another customary form which accurately describes the transaction in question and supports removal of the legend.

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                                   July 11, 2002
                                                                          Page 4


     6. Interland, Inc. acknowledges and agrees that Mr. Heitman or Mr. Murphy may enter into one or more private placements (sales) of shares of Common Stock that are free from the restriction contained in Section 3(a) of the Stock Rights Agreement, provided that counsel for the selling shareholder shall deliver to Interland, Inc. an opinion, in accordance with industry standards, to the effect that such transfer was effected in compliance with the requirements of applicable state and federal securities laws. Interland, Inc. shall permit any such transferees to participate in the Registration Statement as selling shareholders to the same extent the person selling such shares was entitled to participate.

     7. Interland, Inc. shall immediately, but in no event later than 10 a.m. EDT on July 25, 2002, wire transfer an aggregate of $2.5 million in cash to Mr. Heitman an Mr. Murphy in payment for the 781,250 shares of Common Stock sold by them to Interland.

                   [Balance of page intentionally left blank]

                                                               Mr. Bryan Heitman
                                                              Mr. Gabriel Murphy
                                                                   July 11, 2002
                                                                          Page 5


         If this accurately sets forth our agreement, please execute a copy of this letter and return it to me by facsimile (1 copy) and overnight courier (3 copies). I will then send each of you a signed original.

                                Very truly yours,

                                INTERLAND, INC.


                                By:   /s/ Allen L. Shulman
                                     --------------------------------------
                                Name: Allen L. Shulman
                                     --------------------------------------
                                Title: Vice President and General Counsel
                                     --------------------------------------




Read and Agreed to as of July 11, 2002:

/s/ Bryan Heitman
---------------------------------------
Bryan Heitman

/s/ Gabriel Murphy
---------------------------------------
Gabriel Murphy



cc:  P. Mitchell Woolery, Esq.
     T. Clark Fitzgerald III, Esq.






                       [Signature Page to Amendment No. 2]

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